CONSENT OF INDEPENDENT AUDITORS

We hereby consent to the incorporation by reference in this Registration Statement on Form F-10 of our report dated April 30, 2012 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting which appears in PolyMet Mining Corp.’s Annual Report on Form 20-F for the year ended January 31, 2012.

/s/PricewaterhouseCoopersLLP

Chartered Accountants

Vancouver, Canada
April 10, 2013